STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 28th day of June, 2012, by and among Bureau of Fugitive Recovery, Inc., a Colorado corporation (the “Company”), Chad Carpenter, an individual (the “Purchaser”), and the individuals and entities identified on the signature pages hereto as the “Sellers”.

W I T N E S S E T H:

WHEREAS, the Sellers are the record and beneficial owners of an aggregate of 7,650,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (collectively, the “Sellers’ Shares”); and

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, an aggregate of 5,999,300 shares of the Sellers’ Shares as set forth opposite their names on the Signature Page of Sellers attached hereto (the “Purchased Shares”), on and subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.           Purchase and Sale of the Shares.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, the Sellers shall sell the Purchased Shares to the Purchaser, and the Purchaser shall purchase the Purchased Shares from the Sellers, for an aggregate purchase price of $128,605 (the “Purchase Price”).

2.           Closing.

(a)           The purchase and sale of the Purchased Shares shall take place at a closing (the “Closing”), to be held at such date and time as shall be determined by the Purchaser on notice to the Sellers (the “Closing Date”); provided, however, the Closing shall occur no later than 5:00 p.m. EDT on June 29, 2012, unless mutually extended by the Purchaser and the Sellers.

(b)           At the Closing:

(i)  The Sellers shall deliver to the Purchaser certificates for the Purchased Shares registered in the name of Purchaser or his designee.

(ii)  The Sellers shall deliver to the Purchaser letters of resignation from all officers of the Company and four of the five current directors of the Company effective as of the Closing and the one remaining director effective on July 12, 2012.

(iii)  The Sellers shall deliver to the Purchaser evidence, in form satisfactory to Purchaser in his reasonable discretion, that 1,650,000 shares of the Sellers’ Shares will be cancelled for no consideration to Sellers, upon or immediately following the Closing.

(iv)  The Sellers shall deliver to the Purchaser evidence, in form satisfactory to Purchaser in his reasonable discretion, that, after giving effect to the sale of the Purchased Shares by the Sellers, the cancellation of the shares pursuant to subparagraph (iii) above and all other transactions contemplated by that letter of intent dated June 11, 2012 between Purchaser and Sellers (the “Letter of Intent”), each record holder of the Common Stock as of June 22, 2012 will as of Closing retain at least 100 shares of Common Stock, other than Gabrielle Family Trust.

(v)  Each of Daniel Najor, Robert Prag and Paradox Capital Partners, LLC shall have executed a lock-up agreement, on the terms and conditions set forth in the Letter of Intent, which lock-up agreements shall have been delivered to Purchaser’s counsel.

(vi)  The Company shall deliver to the Purchaser a fully executed promissory note issued by the Company to Purchaser in the aggregate principal amount of $26,395 (the “Bridge Note”), in substantially the form of convertible bridge promissory note attached hereto as Exhibit A (“Form of Note”).  In addition, the Company shall deliver to each of Daniel Najor, Robert Prag and Paradox Capital Partners, LLC a bridge note on the same terms and conditions as the Bridge Note, each in the principal amount of $8,798.  The loan proceeds from the issuance of these notes by the Company shall be disbursed pursuant to a disbursement schedule previously approved by the note holders and attached hereto as Exhibit B.

(vii)  The Purchaser shall pay to the Sellers the Purchase Price for the Purchased Shares.

(c)           The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject, at the option of the Purchaser, to the fulfillment by the Sellers and the Company, as applicable, on or prior to the Closing Date of the following conditions:

(i)  The Purchaser shall have completed his legal, accounting and business due diligence of the Company and the Sellers’ Shares and the results thereof shall be satisfactory to the Purchaser in his sole and absolute discretion.

(ii)  The representations and warranties of the Company and the Sellers contained in this Agreement shall be true in all material respects on the date of this Agreement and as of the Closing Date.

(iii)  The Company and the Sellers, as applicable, shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(iv)  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages or a discovery order in connection with such transactions, or which has or may have a Material Adverse Effect (as defined in Section 5(a) below).

(v)  The deliveries specified in Section 2(b) above shall have been made by the Company and the Sellers, as applicable.

(vi)  All requisite board and stockholder approvals by the Company (to the extent required) shall have been obtained.

(vii)  The Purchaser shall have received a tax representation letter from the Company in a form acceptable to Purchaser’s accountants in their reasonable discretion.

(viii)  The Company shall not have liabilities (of any kind) in excess of $2,000 as of the Closing, other than costs incurred in connection with the Closing and the transactions contemplated hereby consisting of transfer agent fees, EDGAR filing fees, legal audit and accounting fees associated with the Current Report on Form 8-K reporting the transactions contemplated hereby.

(ix)  The Purchaser shall have been appointed by the Company’s Board of Directors as the Company’s President, Chief Executive Officer, Chief Financial Officer, and Secretary, and elected to its Board of Directors effective immediately upon the resignation of the Company’s current executive officers pursuant so Section 2(b)(ii) above.

(d)           The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject, at the option of the Sellers, to all representations, covenants and warranties of the Purchaser contained in this Agreement being true and correct on and as of the Closing Date with the same effect as though the same had been made on and as of such date.

(e)           At and at any time after the Closing, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

(f)           The Company covenants, as soon as practicable after the Closing, to pay a total of $17,790 to the holder of that certain Promissory Note dated September 3, 2009 issued to Christine Ida Gabriele in the original principal amount of $15,000 in full satisfaction of the Company’s obligations thereunder, including payment in full of the principal and accrued interest of $2,790, in exchange for the holder’s full release of the Company’s obligations thereunder and the cancellation of the note.

3.           Representations and Warranties of the Purchaser.  The Purchaser hereby makes the following representations and warranties to the Sellers:

(a)           Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out his obligations hereunder.  No consent, approval or agreement of any individual or entity is required to be obtained by the Purchaser in connection with the execution and performance by the Purchaser of this Agreement or the execution and performance by the Purchaser of any agreements, instruments or other obligations entered into in connection with this Agreement.

(b)           This Agreement has been duly executed and delivered by the Purchaser.  This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)           Purchaser understands that the Purchased Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Purchased Shares as principal for his own account and not with a view to or for distributing or reselling such Purchased Shares or any part thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities law, has no present intention of distributing any of such Purchased Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Purchased Shares (this representation and warranty not limiting such Purchaser’s right to sell the Purchased Shares in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law.

(d)           At the time Purchaser was offered the Purchased Shares, he was, and at the date hereof he is, an “accredited investor” as defined in Rule 501(a)(3) under the Securities Act.

(e)           Purchaser, either alone or together with his representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, and has so evaluated the merits and risks of such investment.  Purchaser is able to bear the economic risk of an investment in the Purchased Shares and, at the present time, is able to afford a complete loss of such investment.

(f)           Purchaser further acknowledges that he or his representatives have been afforded the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of Sellers concerning the terms and conditions of the offer and sale of the Purchased Shares, the merits and risks of investing in the Purchased Shares.

(g)           Purchaser understands that the Purchased Shares have not been registered under the Securities Act and may not be offered, resold, or otherwise transferred except (a) pursuant to an exemption from registration under the Securities Act or pursuant to an effective registration statement in compliance with Section 5 under the Securities Act and (b) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.  Purchaser acknowledges that a legend will be placed on the certificates representing the Purchased Shares in the following form or one substantially similar thereto:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL TO THE ISSUER.

4.           Representations and Warranties of the Sellers.  Each of the Sellers, severally and not jointly, hereby makes the following representations and warranties to the Purchaser, which may be relied on by any subsequent purchasers of the Purchaser’s capital stock and their counsel:

(a)           The Seller is the sole beneficial and record owner of the number of such shares set forth opposite such Seller’s name on the Signature Page of Sellers attached hereto, free and clear of any and all liens, claims, encumbrances, preemptive rights, right of first refusal and adverse interests of any kind.

(b)           The Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out such Seller’s obligations hereunder.  No consent, approval or agreement of any individual or entity is required to be obtained by the Seller in connection with the execution and performance by the Seller of this Agreement or the execution and performance by the Seller of any agreements, instruments or other obligations entered into in connection with this Agreement.  The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations hereunder will not violate any Laws applicable to such Seller and will not violate or breach any contractual obligations to which such Seller is a party.  References in this Agreement to “Laws” shall refer to any laws, rules or regulations of any federal, state or local government or any governmental or quasi-governmental agency, bureau, commission, instrumentality or judicial body (including, without limitation, any federal or state securities law, regulation, rule or administrative order).

(c)           This Agreement has been duly executed and delivered by the Seller.  This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(d)           There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Seller’s knowledge, threatened against such Seller or any of such Seller’s properties.  There is no judgment, decree or order against the Seller that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(e)           There are no material claims, actions, suits, proceedings, inquiries, labor disputes or investigations pending or, to the Seller’s knowledge, threatened against such Seller or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debtor relief proceedings are pending or, to the Seller’s knowledge, threatened against the Seller.

(f)           The Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal or state securities laws applicable to its ownership of the Sellers’ Shares and the Seller’s transfer and sale of the Purchased Shares under this Agreement. .

(g)           The Seller is aware of the Company’s business affairs and financial condition and has reached an informed and knowledgeable decision to sell the Purchased Shares.

(h)           The Seller has acknowledged and confirms that such Seller is aware that as a result of the transactions contemplated by this Agreement, the Purchaser will obtain majority control of the issued and outstanding shares of the Company’s capital stock and, as a result, will have the ability to control the outcome of matters submitted to the Company’s stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of the Company’s assets.  The Seller further acknowledges and confirms that such Seller has been made aware of all of the information concerning the acquisition of the Purchased Shares by the Purchaser, the transactions related thereto, and have received satisfactory answers to any questions Seller has asked and desires to complete the sale of the Purchased Shares contemplated under this Agreement.

(i)           To the Seller’s knowledge, the Company’s representations and warranties contained in Section 5 of this Agreement are be true in all material respects on the date of this Agreement and as of the Closing Date.

(j)           Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3 of this Agreement, the Seller’s transfer and sale of his or her portion of the Purchased Shares will be exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption from such requirements set forth in Section 4(1) of the Securities Act.

5.           Representations and Warranties of the Company.  The Company hereby makes the following representations and warranties to the Purchaser:

(a)           The Company is duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company (a “Material Adverse Effect”).  The Company is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect.  The Company has delivered to the Purchaser true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement, and the bylaws of the Parent, as amended to the date of this Agreement.

(b)           The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(c)           The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 25,000,000 shares of the preferred stock of the Company (the “Preferred Stock”).  As of the date hereof and before taking into account any of the transactions contemplated by this Agreement, (i) 10,000,000 shares of the Common Stock are issued and outstanding, (ii) no shares of the Preferred Stock are issued and outstanding, and (iii) no shares of Common Stock or Preferred Stock are held by the Company in its treasury.  Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, issued in compliance with federal and state securities laws, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.  Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or (ii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company.  As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

(d)           The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized, and this Agreement, when executed and delivered by the Company, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(e)           The Company has timely filed with the U.S. Securities and Exchange Commission (the “SEC”) all registration statements and reports required to be filed by it (the “SEC Filings”).  The SEC Filings (i) complied in all material respects with the requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and (ii) did not as of the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except as set forth in the SEC Filings, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(f)           The Company has timely filed, or has caused to be timely filed on its behalf, all tax returns required to be filed by it, and all such tax returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed tax returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  All taxes shown to be due on such tax returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  No deficiency with respect to any taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  There are no liens for taxes (other than for current taxes not yet due and payable) on the assets of the Company.  The Company is not bound by any agreement with respect to taxes.

(g)           There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Sellers’ Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any director or officer thereof (in his or her capacity as such) is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(h)           The Company does not have liabilities of any kind (liquidated or contingent, known or unknown) in excess of $2,000 as of the Closing, other than costs incurred in connection with the Closing and the transactions contemplated hereby consisting of transfer agent fees, EDGAR filing fees, legal audit and accounting fees associated with the Current Report on Form 8-K reporting the transactions contemplated hereby.

(i)           To the Company’s knowledge, the Sellers’ representations and warranties contained in Section 4 of this Agreement are be true in all material respects on the date of this Agreement and as of the Closing Date.

6.           Indemnification.

(a)           All representations and warranties of the Company in this Agreement shall survive the Closing until the two-year anniversary of the Closing Date (the “Survival Date”); provided, however, that (a) all representations and warranties relating to taxes shall survive until 30 days after expiration of all applicable statutes of limitations relating to such taxes; and (b) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 10(c) shall survive until final resolution of such claim.  The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any representative of any such party or by any such party’s knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

(b)           Subject to the limitations set forth in this Section 6, (i) the Sellers, severally and jointly, shall indemnify, defend and hold harmless the Purchaser from and against any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature (collectively “Damages”), whether or not involving a third party claim, including attorneys’ fees, arising out of, relating to or resulting from any breach of a representation, warranty or covenant of such Seller contained in this Agreement, and (ii) the Company shall indemnify, defend and hold harmless the Purchaser from and against any Damage, whether or not involving a third party claim, including attorneys’ fees, arising out of, relating to or resulting from any breach of a representation, warranty or covenant of the Company contained in this Agreement.

(c)           Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any proceeding by a third-party with respect to any matter referred to in Section 6(b) above, the Indemnitee shall give written notice thereof to the party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby.  A claim for indemnification for any matter not involving a third-party proceeding may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

7.           Appointment of Seller’s Representative.  Sellers appoint Island Capital Management LLC d/b/a Island Stock Transfer as agent and attorney-in-fact (the “Representative”) in connection with the acquisition by the Purchaser of the Purchased Shares from the Sellers pursuant to stock powers by Sellers and authorizations to effect such transfer to authorize the Representative to execute, as necessary, any instruments to further effect such transfer to consummate the Closing.

8.           Finder’s Fee.  Each Seller represents and warrants that no person is entitled to receive a finder’s fee from such Seller in connection with this Agreement as a result of any action taken by the Purchaser or Seller pursuant to this Agreement, and agrees to indemnify and hold harmless the other Sellers, the Purchaser, the Company and each of their officers, directors and affiliates, in the event of a breach of the representation and warranty.  This representation and warranty shall survive the Closing.

9.           Termination.  This Agreement may be terminated as provided below:

(a)           The parties may terminate this Agreement by mutual written consent at any time prior to the Closing, provided that such consent to terminate is in writing and is signed by all of the parties hereto.

(b)           The Purchaser may terminate this Agreement by giving written notice to the Sellers and the Company at any time prior to the Closing (i) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect and the Purchaser has notified the Company of the breach; (ii) in the event the Sellers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect and the Purchaser has notified the Sellers of the breach; (iii) because of information disclosed to the Purchaser or discovered by the Purchaser in connection with his due diligence investigation of the Company and the transactions contemplated hereby, in his sole and absolute discretion; or (iv) if the Closing shall not have occurred on or before June 29, 2012, by reason of the failure of any condition precedent under Section 2(c) above (unless the failure results primarily from the Purchaser himself breaching any representation, warranty, or covenant contained in this Agreement).

(c)           The Sellers may terminate this Agreement by giving written notice to the Purchaser and the Company at any time prior to the Closing (i) in the event the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect and the Sellers have notified the Purchaser of the breach; or (ii) if the Closing shall not have occurred on or before June 29, 2012, by reason of the failure of any condition precedent under Section 2(d) above (unless the failure results primarily from the Company or the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

10.           Miscellaneous.

(a)           Entire Agreement.  This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement.  No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver.  No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the Agreement with respect to its subject matter.  Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

(b)           Severability.  If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

(c)           Notices.  All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section 10(c).  Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery.

(d)           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law.  By execution and delivery of this Agreement, each of the parties hereby  (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the federal or state courts located in the County of New York in the State of New York; (ii) irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process made either (x) in the manner set forth in Section 10(c) of this Agreement (other than by telecopier), or (y) any other method of service permitted by law.

(e)           Waiver of Jury Trial.  EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT OR ANY OTHER ACTION OR PROCEEDING WHICH MAY ARISE OUT OF OR IN ANY WAY BE CONNECTED WITH THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS.

(f)           Parties to Pay Own Expenses.  Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses.

(g)           Successors.  This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party.

(h)           Further Assurances.  Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

(i)           Facsimile and Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may also be executed via facsimile, which shall be deemed an original.

(j)           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

(k)           Headings.  The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

The Company:

Bureau of Fugitive Recovery, Inc., a Colorado corporation

By:	/s/ Jay Kelman
Name: Jay Kelman
Title: President

Purchaser:

Chad Carpenter

By:	/s/ Chad Carpenter

Number of Shares Purchased: 5,999,300

[Signatures of Sellers on Next Page]

Signature Page of Sellers

Name	Shares Being Sold

Abrahams Family Trust By: /s/ Frank Ficarra Frank Ficarra, its Trustee	1,960,556

Gabrielle Family Trust By: /s/ Scott Gabrielle	1,960,556

AccessAmerica Assistive By: /s/ David Cerullo	1,842,922

/s/ Mark Cerullo Mark Cerullo	117,633

/s/ Robert Copley Robert Copley	39,211

/s/ Matt Hess Matt Hess	39,211

/s/ Daniele Abrahams Daniele Abrahams	39,211

Exhibit A

Form of Note

(See attached)

Exhibit B

Disbursement Schedule for the Loan Proceeds

(See attached)